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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors of
Security Capital Group Incorporated:

We consent to the incorporation by reference in this registration statement on Form S-8 of Security Capital Group Incorporated related to the Security Capital Group Incorporated 1998 Long-Term Incentive Plan of our report dated January 31, 1998, except as to Note 13 which is as of March 6, 1998, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1997 and 1996, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule as of December 31, 1997, which are incorporated by reference in this registration statement.


                                            KPMG Peat Marwick LLP

Chicago, Illinois
August 12, 1998